Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2023 First Quarter Results

MALVERN, Pa. (May 9, 2023) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement sensing technologies, today announced its results for its fiscal 2023 first quarter ended April 1, 2023.
First Fiscal Quarter Highlights:
•Revenues of $88.9 million increased 1.4% from a year ago.
•Gross profit margin was 41.9%, as compared to 40.2% reported a year ago.
•Adjusted gross profit margin* was 41.9%, as compared to 41.0% reported a year ago.
•Operating margin was 11.2%, as compared to 9.5% reported a year ago.
•Adjusted operating margin* was 11.4%, as compared to 10.5% reported a year ago.
•Diluted net earnings per share of $0.51 compared to $0.46 reported a year ago.
•Adjusted diluted net earnings per share* of $0.52 compared to $0.49 reported a year ago.
•EBITDA* was $14.0 million with an EBITDA margin* of 15.8%.
•Adjusted EBITDA* was $14.1 million with an adjusted EBITDA margin* of 15.9%.
•Cash from operating activities was $8.4 million with adjusted free cash flow* of $4.9 million.

Ziv Shoshani, Chief Executive Officer of VPG, commented, "Our performance for the first quarter of 2023 marked a solid start for the year. We achieved revenue in line with our expectations, and increased our gross margin both sequentially and year-over-year. Orders of $83.1 million grew 13.1% sequentially, reflecting strengthening trends through the first quarter. We ended the quarter with a strong backlog of $150.4 million.

Mr. Shoshani said: "Our strong balance sheet and cash generation supports our ongoing strategic initiatives aimed at capturing a broader set of opportunities for our sensing and precision measurement technologies, while maintaining tight control of our costs and increasing our operating efficiencies."
First Fiscal Quarter Financial Trends:
The Company's first fiscal quarter 2023 net earnings attributable to VPG stockholders were $7.0 million, or $0.51 per diluted share, compared to $6.4 million, or $0.46 per diluted share, in the first fiscal quarter of 2022.
The first fiscal quarter 2023 adjusted net earnings* attributable to VPG stockholders were $7.0 million, or $0.52 per adjusted diluted net earnings per share*, compared to $6.6 million, or $0.49 per adjusted diluted net earnings per share* in the first fiscal quarter of 2022.
Segment Performance:
The Sensors segment revenue of $36.7 million in the first fiscal quarter of 2023 decreased 2.7% from $37.8 million in the first fiscal quarter of 2022; sequentially, revenue increased 1.1% compared to $36.3 million in the fourth quarter of 2022. The year-over-year decrease in revenues was primarily attributable to lower sales of advanced sensors products primarily in Other markets (mainly for consumer applications), partially offset by increases in precision resistors revenues and advanced sensors in Avionics, Military and Space (AMS) and in precision resistors in the Test and Measurement market. Sequentially, the increase primarily reflected higher revenue of precision resistors in the AMS market partially offset by lower advanced sensors revenue in Other markets (mainly for consumer applications).
Gross profit margin for the Sensors segment was 41.2% for the first fiscal quarter of 2023. Gross profit margin increased compared to 37.8% (or 38.6% adjusted to exclude the impact of $0.3 million of advanced sensors facility start-up costs) in the first fiscal quarter of 2022, and increased compared to 37.6% in the fourth fiscal quarter of 2022. The year-over-year increase in adjusted gross profit margin* was primarily due to higher selling prices and favorable foreign currency exchange rates. Sequentially, the higher adjusted gross profit margin* was primarily due to manufacturing efficiencies and favorable foreign currency exchange rates.
The Weighing Solutions segment revenue of $31.9 million in the first fiscal quarter of 2023 decreased 2.8% compared to $32.8 million in the first fiscal quarter of 2022 and was 3.7% lower than $33.1 million in the fourth quarter of 2022. The year-over-year decrease in revenues was mainly attributable to lower sales of load cells in the Industrial Weighing market, partially offset by higher revenues in our Other markets for precision agriculture and construction applications. Sequentially, the decrease in revenues was attributable to lower sales in the Industrial Weighing market, partially offset by an increase in revenues in the Transportation market.

Gross profit margin for the Weighing Solutions segment was 34.9% for the first fiscal quarter of 2023, which decreased compared to 36.9% in the first fiscal quarter of 2022, and increased compared to 33.4% in the fourth fiscal quarter of 2022. The year-over-year decrease in adjusted gross profit margin* was primarily due to higher materials costs, lower volume and unfavorable product mix, mainly offset by selling price increases and favorable foreign currency exchange rates. The sequential increase in adjusted gross profit margin* was primarily due to favorable foreign currency exchange rates, partially offset by lower volume.
The Measurement Systems segment revenue of $20.3 million in the first fiscal quarter of 2023 increased 18.3% year-over-year from $17.1 million in the first fiscal quarter of 2022 and was 24.4% lower than $26.8 million in the fourth fiscal quarter of 2022. The year-over-year increase was primarily attributable to increased revenue in the Steel market. Sequentially, the decrease in revenue was primarily due to the lower revenue of products in the Steel market and at Diversified Technical Systems Inc. ("DTS") products in the Transportation market.
Gross profit margin for the Measurement Systems segment was 53.9% (or 54.1% adjusted to exclude the $0.05 million of purchase accounting adjustments related to the DTS acquisition), compared to 51.8% (or 54.1% adjusted to exclude the purchase accounting adjustment related to the DTS acquisition of $0.4 million), in the first fiscal quarter of 2022, and 55.9% (or 56.8% adjusted to exclude the $0.2 million of purchase accounting adjustments related to the DTS acquisition) in the fourth fiscal quarter of 2022. The year-over-year adjusted gross profit margin* was flat, as higher volume and higher selling prices were offset mainly by unfavorable foreign exchange rates and higher materials costs. The sequentially lower adjusted gross profit margin* reflected lower volume and higher material costs, offset by higher selling prices.
Near-Term Outlook
“We expect net revenues to be in the range of $83 million to $93 million for the second fiscal quarter of 2023, at constant first fiscal quarter 2023 foreign currency exchange rates,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information:
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the DTS and DSI acquisitions, and start-up costs related to our new advanced sensors facility, and COVID-19 costs. We define "adjusted operating margin" as operating margin before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs related to our new advanced sensors facility, COVID-19 costs, and restructuring costs. We define "adjusted net earnings” and "adjusted diluted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs related to our new advanced sensors facility, COVID-19 costs, restructuring costs, foreign currency exchange gains and losses, and associated tax effects. We define "EBITDA" as earnings before interest, taxes, depreciation, and amortization. We define "Adjusted EBITDA" as earnings before interest, taxes, depreciation, and amortization before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs related to our new advanced sensors facility, COVID-19, restructuring costs, foreign currency exchange gains and losses, and associated tax effects. "Adjusted free cash flow" for the first fiscal quarter of 2023 is defined as the amount of cash generated from operating activities ($8.4 million), in excess of our capital expenditures ($3.5 million), net of proceeds, if any, from the sale of assets ($0.0 million).

Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and its Quarterly Reports on Forms 10-Q.
Conference Call and Webcast:
A conference call will be held on Tuesday, May 9, 2023 at 9:00 a.m. ET (8:00 a.m. CT). To access the conference call, interested parties may call 1-833-470-1428 or internationally +1-929-526-1599 and use passcode 165286, or log on to the investor relations page of the VPG website at ir.vpgsensors.com. A replay will be available approximately one hour after the completion of the call by calling toll-free 1-866-813-9403 or internationally +1-929-458-6194 and by using passcode 476028. The replay will also be available on the “Events” page of investor relations section of the VPG website at ir.vpgsensors.com.
About VPG:
Vishay Precision Group, Inc. (VPG) is a leader in precision measurement sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive. To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn.
Forward-Looking Statements:
From time to time, information provided by us, including, but not limited to, statements in this press release, or other statements made by or on our behalf, may contain or constitute "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; impact of inflation; issues respecting the United States federal government debt ceiling; global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, health (including the COVID-19 pandemic) and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; compliance issues under applicable laws, such as export control laws, including the outcome of our voluntary self-disclosure of export control non-compliance; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter-in-place orders and business closures and the related impact on resource allocations, manufacturing and supply chains; our status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; our ability to execute our new corporate strategy and business continuity, operational and budget plans; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report or as of the dates otherwise indicated in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
info@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	April 1, 2023	April 2, 2022
Net revenues	$88,864	$87,665
Costs of products sold	51,665	52,415
Gross profit	37,199	35,250
Gross profit margin	41.9%	40.2%

Selling, general, and administrative expenses	27,159	26,674
Restructuring costs	116	261
Operating income	9,924	8,315
Operating margin	11.2%	9.5%

Other income (expense):
Interest expense	(997)	(329)
Other	275	439
Other income (expense)	(722)	110

Income before taxes	9,202	8,425

Income tax expense	2,220	1,741

Net earnings	6,982	6,684
Less: net earnings attributable to noncontrolling interests	18	328
Net earnings attributable to VPG stockholders	$6,964	$6,356

Basic earnings per share attributable to VPG stockholders	$0.51	$0.47
Diluted earnings per share attributable to VPG stockholders	$0.51	$0.46

Weighted average shares outstanding - basic	13,586	13,637
Weighted average shares outstanding - diluted	13,652	13,675

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	April 1, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$93,281	$88,562
Accounts receivable, net	59,347	60,068
Inventories:
Raw materials	32,983	31,852
Work in process	29,453	26,401
Finished goods	24,995	26,407
Inventories, net	87,431	84,660

Prepaid expenses and other current assets	17,352	18,516
Total current assets	257,411	251,806

Property and equipment:
Land	4,138	4,117
Buildings and improvements	72,019	71,613
Machinery and equipment	127,333	125,301
Software	9,674	9,539
Construction in progress	10,472	10,075
Accumulated depreciation	(136,642)	(133,518)
Property and equipment, net	86,994	87,127

Goodwill	45,567	45,544
Intangible assets, net	47,298	48,217
Operating lease right-of-use assets	24,189	24,342
Other assets	19,310	19,706
Total assets	$480,769	$476,742

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	April 1, 2023	December 31, 2022
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$11,184	$13,792
Payroll and related expenses	21,704	21,966
Other accrued expenses	22,364	20,306
Income taxes	1,002	4,064
Current portion of operating lease liabilities	4,108	4,208
Total current liabilities	60,362	64,336

Long-term debt, less current portion	60,803	60,799
Deferred income taxes	3,929	4,212
Operating lease liabilities	19,817	20,043
Other liabilities	13,044	13,053
Accrued pension and other postretirement costs	7,921	7,777
Total liabilities	165,876	170,220

Equity:
Common stock	1,328	1,325
Class B convertible common stock	103	103
Treasury stock	(11,504)	(11,504)
Capital in excess of par value	201,065	201,164
Retained earnings	163,323	156,359
Accumulated other comprehensive loss	(39,395)	(40,900)
Total Vishay Precision Group, Inc. stockholders' equity	314,920	306,547
Noncontrolling interests	(27)	(25)
Total equity	314,893	306,522
Total liabilities and equity	$480,769	$476,742

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Three Fiscal Months Ended
	April 1, 2023	April 2, 2022
Operating activities
Net earnings	$6,982	$6,684
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,858	3,823
Gain on sale of property and equipment	—	7
Reclassification of foreign currency translation adjustment related to disposal of subsidiary	—	191
Share-based compensation expense	681	497
Inventory write-offs for obsolescence	425	396
Deferred income taxes	383	25
Foreign currency impacts and other items	(1,022)	(844)
Net changes in operating assets and liabilities:
Accounts receivable	1,201	(1,546)
Inventories	(2,854)	(3,755)
Prepaid expenses and other current assets	1,260	(2,367)
Trade accounts payable	(1,713)	(358)
Other current liabilities	(695)	(2,641)
Other non current assets and liabilities, net	(201)	(131)
Accrued pension and other postretirement costs, net	138	(254)
Net cash provided by (used in) operating activities	8,443	(273)

Investing activities
Capital expenditures	(3,501)	(4,303)
Proceeds from sale of property and equipment	—	10
Net cash used in investing activities	(3,501)	(4,293)

Financing activities
Distributions to noncontrolling interests	(20)	(246)
Payments of employee taxes on certain share-based arrangements	(825)	(435)
Net cash used in financing activities	(845)	(681)
Effect of exchange rate changes on cash and cash equivalents	622	(907)
Increase (decrease) in cash and cash equivalents	4,719	(6,154)

Cash and cash equivalents at beginning of period	88,562	84,335
Cash and cash equivalents at end of period	$93,281	$78,181

Supplemental disclosure of investing transactions:
Capital expenditures accrued but not yet paid	$806	$850

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Three months ended	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022
As reported - GAAP	$37,199	$35,250	$9,924	$8,315	$6,964	$6,356	$0.51	$0.46
As reported - GAAP Margins	41.9%	40.2%	11.2%	9.5%
Acquisition purchase accounting adjustments	49	371	49	371	49	371	—	0.03
COVID-19 impact	—	138	—	138	—	138	—	0.01
Start-up costs	—	150	—	150	—	150	—	0.01
Restructuring costs	—	—	116	261	116	261	0.01	0.02
Foreign currency exchange (gain)/loss	—	—	—	—	(62)	(554)	—	(0.04)
Less: Tax effect of reconciling items and discrete tax items		—		—	32	76	—	—
As Adjusted - Non GAAP	$37,248	$35,909	$10,089	$9,235	$7,035	$6,646	$0.52	$0.49
As Adjusted - Non GAAP Margins	41.9%	41.0%	11.4%	10.5%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Gross Profit by segment
(Unaudited - In thousands)

	Fiscal quarter ended
	April 1, 2023	April 2, 2022	December 31, 2022
Sensors
As reported - GAAP	$15,144	$14,286	$13,645
As reported - GAAP Margins	41.2%	37.8%	37.6%
Start-up costs	—	150	—
COVID-19 impact	$—	$121	$—
As Adjusted - Non GAAP	$15,144	$14,557	$13,645
As Adjusted - Non GAAP Margins	41.2%	38.6%	37.6%

Weighing Solutions
As reported - GAAP	$11,129	$12,079	$11,043
As reported - GAAP Margins	34.9%	36.9%	33.4%
As Adjusted - Non GAAP	$11,129	$12,079	$11,043
As Adjusted - Non GAAP Margins	34.9%	36.9%	33.4%

Measurement Systems
As reported - GAAP	$10,926	$8,885	$15,009
As reported - GAAP Margins	53.9%	51.8%	55.9%
Acquisition purchase accounting adjustments	49	371	240
COVID-19 impact	$—	$17	$—
As Adjusted - Non GAAP	$10,975	$9,273	$15,249
As Adjusted - Non GAAP Margins	54.1%	54.1%	56.8%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted EBITDA
(Unaudited - In thousands)
	Fiscal quarter ended
	April 1, 2023	April 2, 2022	December 31, 2022
Net earnings attributable to VPG stockholders	$6,964	$6,356	$8,834
Interest Expense	997	329	876
Income tax expense	2,220	1,741	1,884
Depreciation	2,919	2,853	2,882
Amortization	939	970	952
EBITDA	14,039	$12,249	$15,428
EBITDA MARGIN	15.8%	14.0%	16.0%
Acquisition purchase accounting adjustments	49	371	240
Restructuring costs	116	261	188
COVID-19 impact	—	138	—
Start-up costs	—	150	—
Foreign currency exchange (gain)/loss	(62)	(554)	1,616
ADJUSTED EBITDA	$14,142	$12,615	$17,472
ADJUSTED EBITDA MARGIN	15.9%	14.4%	18.2%